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                                                                   EXHIBIT 21.1


                      SUBSIDIARIES OF TANISYS TECHNOLOGY, INC.


1st Tech Corporation (a Delaware corporation)

DarkHorse Systems, Inc. (a Delaware corporation)

Rosetta Marketing and Sales, Inc. (a Texas corporation) - Inactive